Exhibit 99.1


       ENZON, INC. RAISES AN ADDITIONAL $12.5 MILLION THROUGH EXERCISE OF
                              OVER-ALLOTMENT OPTION

Piscataway, New Jersey, March 24, 2000 - Enzon, Inc., (NASDAQ: ENZN) announced today that the underwriters of the Company's recent public offering have fully exercised their over-allotment option by purchasing 300,000 shares of common stock from the Company at $44.50 per share. As a result, Enzon raised an additional $12.5 million in net proceeds. Total net proceeds to Enzon from the offering, including the exercise of the over-allotment option, amounted to approximately $95.7 million, through the sale of a total of 2,300,000 shares of common stock. The managing underwriters for the offering are Morgan Stanley Dean Witter, CIBC World Markets and SG Cowen Securities Corporation.

A registration statement relating to these securities was filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

A copy of the Prospectus relating to the offering may be obtained from Morgan Stanley Dean Witter, Attn: Prospectus Department, 1585 Broadway, New York, New York, 10036-8293, when available. The registration statement can also be viewed on the Internet at http://www.sec.gov.